Exhibit 2.3

EXECUTION VERSION

INCENTIVE DISTRIBUTION RIGHTS PURCHASE AND SALE AGREEMENT

by and among

EQT GP HOLDINGS, LP

RICE MIDSTREAM GP HOLDINGS LP

and

EQT CORPORATION

Dated as of April 25, 2018

i

7.3	Conditions to EQGP’s Obligation to Close	11
7.4	Termination	11
7.5	Effect of Termination	11
ARTICLE VIII Miscellaneous and General		12
8.1	Counterparts	12
8.2	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	12
8.3	Successors and Assigns; Assignment	12
8.4	Amendments	13
8.5	Benefit of Agreement	13
8.6	Expenses	13
8.7	Severability	13
8.8	Notices	13
8.9	Non-Survival	14

ii

INCENTIVE DISTRIBUTION RIGHTS PURCHASE AND SALE AGREEMENT

This INCENTIVE DISTRIBUTION RIGHTS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 25, 2018, is entered into by and among EQT GP Holdings, LP, a Delaware limited partnership (“EQGP”), Rice Midstream GP Holdings LP, a Delaware limited partnership (“RMGH”), and EQT Corporation, a Pennsylvania corporation (“EQT,” and together with EQGP and RMGH, the “Parties”).

RECITALS

WHEREAS, RMGH is the holder, beneficially and of record, of all the issued and outstanding RMP Incentive Distribution Rights (as defined below);

WHEREAS, concurrently with the execution of this Agreement, (i) EQT Midstream Partners, LP (“EQM”), EQM Acquisition Sub LLC (“Merger Sub”), EQM GP Acquisition Sub LLC, EQT Midstream Services, LLC, Rice Midstream Partners LP (“RMP”), Rice Midstream Management LLC and EQT are entering into that certain Agreement and Plan of Merger (the “MLP Merger Agreement”) pursuant to which, among other things and subject to the terms and conditions thereof, Merger Sub will merge with and into RMP and RMP will thereby become a wholly owned subsidiary of EQM (the “MLP Merger”) and (ii) EQT, Rice Midstream Holdings LLC (“Rice Midstream”), EQM and EQM Gathering Holdings, LLC (“EQM Gathering”) are entering into that certain Contribution and Sale Agreement (the “Drop-Down Agreement”) pursuant to which, among other things and subject to the terms and conditions thereof, Rice Midstream shall contribute, transfer, assign and convey the equity interests specified therein to EQM Gathering or RMP (the “Drop-Down Transactions”);

WHEREAS, EQGP and its equityholders are anticipated to benefit from the MLP Merger and the Drop-Down Transactions;

WHEREAS, EQGP desires to acquire all of the issued and outstanding RMP Incentive Distribution Rights from RMGH, and RMGH desires to sell all of the issued and outstanding RMP Incentive Distribution Rights to EQGP, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Conflicts Committee (the “EQGP Conflicts Committee”) of the Board of Directors (the “EQGP Board of Directors”) of EQT GP Services, LLC, the general partner of EQGP (“EQGP GP”) has (i) received an opinion of Robert W. Baird & Co. Incorporated, the financial advisor to the EQGP Conflicts Committee (“Baird”), that the Consideration (as defined below) to be paid by EQGP pursuant to this Agreement is fair, from a financial point of view, to EQGP and the holders of EQGP Common Units (as defined below) other than EQT and its Affiliates (as defined below), (ii) determined that this Agreement and the transactions contemplated hereby are in the best interests of EQGP, (iii) approved the execution and performance of this Agreement and the consummation of the transactions contemplated hereby and such approval constituted “Special Approval” as such term is defined in the EQGP LP Agreement (as defined below) and (iv) recommended to the EQGP Board of Directors that they approve this Agreement and the transactions contemplated hereby; and

WHEREAS, following receipt of the recommendation of the EQGP Conflicts Committee described in the preceding recital, the EQGP Board of Directors has approved the execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

Definitions and Interpretation

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for purposes of this Agreement with respect to RMGH and EQT, “Affiliate” excludes at all times EQGP GP and EQGP and its Subsidiaries.

“Agreement” has the meaning set forth in the Introduction.

“Baird” has the meaning set forth in the Recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America shall not be regarded as a Business Day.

“Cancellation” has the meaning set forth in Section 2.3.

“Clawback Units” has the meaning set forth in Section 6.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Consideration” has the meaning set forth in Section 2.2.

“Drop-Down Agreement” has the meaning set forth in the Recitals.

“Drop-Down Transactions” has the meaning set forth in the Recitals.

“Enforceability Exceptions” has the meaning set forth in Section 4.1.

“EQGP” has the meaning set forth in the Introduction.

“EQGP Board of Directors” has the meaning set forth in the Recitals.

“EQGP Common Unit” means a limited partner interest in EQGP having the rights and obligations specified in the EQGP LP Agreement.

“EQGP Conflicts Committee” has the meaning set forth in the Recitals.

“EQGP GP” has the meaning set forth in the Recitals.

“EQGP LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQT GP Holdings, LP, dated as of May 15, 2015, as amended or supplemented from time to time.

“EQM” has the meaning set forth in the Recitals.

“EQM Gathering” has the meaning set forth in the Recitals.

“EQT” has the meaning set forth in the Introduction.

“Forfeiture Date” has the meaning set forth in Section 6.2.

“IDR Purchase and Sale” has the meaning set forth in Section 2.1.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, order, writ, injunction, decree, or ruling.

“Merger Sub” has the meaning set forth in the Recitals.

“MLP Merger” has the meaning set forth in the Recitals.

“MLP Merger Agreement” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Parties” has the meaning set forth in the Introduction.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Rice Midstream” has the meaning set forth in the Recitals.

“RMGH” has the meaning set forth in the Introduction.

“RMP” has the meaning set forth in the Recitals.

“RMP Material Adverse Effect” has the meaning ascribed to it in the MLP Merger Agreement.

“RMP Incentive Distribution Right” means “Incentive Distribution Right” as defined in the RMP Partnership Agreement.

“RMP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP, dated as of December 22, 2014, as amended or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.

“Transaction Common Units” has the meaning set forth in Section 2.2.

“Transactions” has the meaning set forth in the Section 2.2.

1.2                               Other Terms.  Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning given to it in the EQGP LP Agreement.

1.3                               Additional Rules of Interpretation; Construction Provisions.  Unless the express context otherwise requires:

(a)                                 the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(c)                                  wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(d)                                 The article, section and paragraph titles in this Agreement are only for purposes of convenience and do not form a part of this Agreement and will not be taken to qualify, explain, or affect any provision thereof;

(e)                                  the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(f)                                   the Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Transactions

2.1                               Purchase and Sale of RMP Incentive Distribution Rights.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, RMGH shall contribute, convey, assign and deliver to EQGP, and EQGP shall accept such contribution and acquire from RMGH, all of RMGH’s right, title and interest to the RMP Incentive Distribution Rights (the “IDR Purchase and Sale”), free and clear of any lien, claim or encumbrance other than restrictions on transfer set forth in the RMP Partnership Agreement or as may arise under applicable federal or state securities Laws.

2.2                               Consideration.  In consideration for the IDR Purchase and Sale (and concurrently therewith), EQGP shall issue (such issuance, together with the IDR Purchase and Sale, the “Transactions”) to RMGH (or, if requested in writing by RMGH at least one Business Day prior to the Closing, EQT or another Subsidiary of EQT) 36,293,766 EQGP Common Units (the “Transaction Common Units” or the “Consideration”).

2.3                               Certain Acknowledgements.  Each Party acknowledges that it has reviewed a copy of the MLP Merger Agreement and understands that the MLP Merger Agreement provides that the RMP Incentive Distribution Rights shall be cancelled (the “Cancellation”) at the closing of the MLP Merger (provided that notwithstanding such Cancellation EQGP shall retain its rights to any capital account in respect of the RMP Incentive Distribution Rights).

ARTICLE III

Closing

3.1                               Closing.  The closing of the Transactions (the “Closing”) shall occur on the first Business Day immediately following the satisfaction of the conditions set forth in Article VII hereof.  The date on which the Closing takes place is referred to herein as the “Closing Date”.

3.2                               Deliveries at Closing.  At the Closing,

(a)                                 EQT and RMGH will deliver to EQGP a certificate from an officer or other authorized individual dated the Closing Date, certifying on behalf of EQT and RMGH that the conditions in Section 7.3 have been fulfilled.

(b)                                 EQGP will deliver to EQT (i) a certificate from an officer or other authorized individual dated the Closing Date, certifying on behalf of EQGP that the conditions in Section 7.2 have been fulfilled and (ii) if requested by EQT, a certificate representing the Transaction Common Units or reasonably satisfactory evidence of EQT’s ownership thereof in book-entry.

ARTICLE IV

Representations and Warranties of RMGH and EQT

RMGH and EQT, jointly and severally, hereby represent and warrant to EQGP that:

4.1                               Organization, Good Standing and Qualification.  RMGH and EQT are legal entities duly organized and validly existing under the Laws of the state of Delaware and the state of Pennsylvania, respectively, and have all requisite limited partnership or corporate power, as applicable, and authority and have each taken all action necessary in order to execute, deliver and perform their obligations under this Agreement and to consummate the Transactions.  This Agreement constitutes a legal, valid and binding obligation of RMGH and EQT, enforceable against RMGH and EQT in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and to legal principles of general applicability governing the availability of equitable remedies, including principles of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, “Enforceability Exceptions”).

4.2                               No Violations; Consents.

(a)                                 The execution, delivery and performance of this Agreement by each of EQT and RMGH does not, and the consummation of the Transactions and the other transactions contemplated by this Agreement will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which EQT or any of its Subsidiaries, on the one hand, or RMGH or any of its Subsidiaries, on the other hand, is a party or by which EQT or any of its Subsidiaries, on the one hand, or RMGH or any of its Subsidiaries, on the other hand, or any of its or their properties (including the RMP Incentive Distribution Rights)  is subject or bound, (ii) constitute a breach or violation of, or a default under  EQT’s or RMGH’s organizational documents, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to EQT or any of its Subsidiaries, one the one hand, or RMGH or any of its Subsidiaries, on the other hand, or (iv) result in the creation of any liens or other encumbrances on any assets of  EQT or any of its Subsidiaries, on the one hand, or RMGH or any of its Subsidiaries, on the other hand.

(b)                                 Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, neither the execution and delivery by EQT or RMGH of this Agreement nor the consummation by EQT and RMGH of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other Person.

4.3                               Ownership.  RMGH is the beneficial and record holder of all of the RMP Incentive Distribution Rights and RMGH has good and valid title to such RMP Incentive Distribution Rights, free and clear of all liens, encumbrances or other claims, and there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by RMGH of such RMP Incentive Distribution Rights, except as set forth in the RMP Partnership Agreement.  The RMP Incentive Distribution Rights are duly authorized under the RMP Partnership Agreement and are validly issued, fully paid (to the extent required by the RMP Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

4.4                               Investment Intent and Securities Laws Compliance.

(a)                                 RMGH has been given reasonable access to full and fair disclosure of all material information regarding EQGP and the Transaction Common Units, including reasonable access to the books and records of EQGP.  RMGH acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in EQGP and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(b)                                 RMGH understands that when issued the Transaction Common Units will constitute “restricted securities” and will not be registered under the Securities Act or any applicable state securities Laws.  RMGH acknowledges that when issued the Transaction Common Units will bear a restrictive legend to that effect.  RMGH acknowledges and agrees that it must bear the economic risk of its investment in the Transaction Common Units for as long as it holds the Transaction Common Units, and that the Transaction Common Units issued to RMGH hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or “Blue Sky” Laws or pursuant to an available exemption(s) therefrom.

(c)                                  RMGH is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  RMGH has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transaction Common Units, and has so evaluated the merits and risks of such investment.  RMGH is able to bear the economic risk of an investment in the Transaction Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(d)                                 RMGH understands that the Transaction Common Units are being offered and issued to RMGH in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that EQGP is relying upon the truth and accuracy of, and RMGH’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of RMGH set forth herein in order to determine the availability of such exemptions and the eligibility of RMGH to acquire the Transaction Common Units.

4.5                               Conflicts Committee Information.

(a)                                 The financial projections provided by or on behalf of EQT or RMGH to the EQGP Conflicts Committee (including those provided to Baird) as part of the EQGP Conflicts Committee’s review in connection with this Agreement and the transactions contemplated hereby are consistent with EQT’s (and its applicable Affiliates’) management’s expectations and are based on assumptions which EQT believes are reasonable, in each case, in all material respects as of the date of this Agreement.

(b)                                 The final copies of the Drop-Down Agreement and MLP Merger Agreement that EQT furnished to the EQGP Conflicts Committee prior to the execution hereof are true, complete and correct copies of the Drop-Down Agreement and the MLP Merger Agreement.

4.6                               Brokers and Finders.  Except for Baird’s engagement in connection herewith, no action has been taken by or on behalf of EQT or RMGH or any of their Affiliates that would give rise to any valid claim against EQGP GP or EQGP and its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

ARTICLE V

Representations and Warranties of EQGP

EQGP hereby represents and warrants to RMGH that:

5.1                               Organization, Good Standing and Qualification.  EQGP is a legal entity duly organized and validly existing under the Laws of the state of Delaware and has all requisite limited partnership power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions and has obtained Special Approval for such actions.  This Agreement constitutes a legal, valid and binding obligation of EQGP, enforceable against EQGP in accordance with its terms, subject to the Enforceability Exceptions.

5.2                               No Violations; Consents.

(a)                                 The execution, delivery and performance of this Agreement by EQGP does not, and the consummation of the Transactions and the other transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which EQGP or any of its Subsidiaries is a party or by which EQGP or any of its Subsidiaries or any of its or their properties is subject or bound that is material to EQGP, (ii) constitute a breach or violation of, or a default under the EQGP LP Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to EQGP or any of its Subsidiaries, or (iv) result in the creation of any liens or other encumbrances on any assets of EQGP or any of its Subsidiaries.

(b)                                 Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, neither the execution and delivery by EQGP of this Agreement nor the consummation by EQGP of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other Person.

5.3                               Transaction Common Units.  The Transaction Common Units have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid (to the extent required by the EQGP LP Agreement), and non-assessable, except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

5.4                               Securities Law Compliance.  Assuming the accuracy of the representations and warranties of EQT and RMGH contained in this Agreement, EQGP is not required to register the Transaction Common Units under the Securities Act in connection with the issuance of the Transaction Common Units to RMGH at the Closing.

5.5                               Brokers and Finders.  No action has been taken by or on behalf of EQGP that would give rise to any valid claim against EQT or RMGH or any of their Affiliates for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

ARTICLE VI

Covenants

6.1                               Further Assurances.  The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.  EQT agrees that until the Closing or earlier termination of this Agreement, it shall not cause or permit RMP to issue, or RMGH to sell, transfer or otherwise dispose of, any RMP Incentive Distribution Rights to any Person other than RMGH.  EQGP and RMGH hereby consent to the transactions contemplated by the MLP Merger Agreement, including the Cancellation, and upon reasonable request from EQT agree to take any action as may be reasonably necessary to effect and/or permit the Cancellation in accordance with the terms of the MLP Merger Agreement.

6.2                               Conditional Forfeiture of Certain Transaction Common Units.  The Parties agree that if (i) the Closing occurs and either (a) the MLP Merger is not subsequently consummated on or prior to December 31, 2018 or (b) the MLP Merger Agreement is terminated following the Closing and prior to December 31, 2018 (the earlier of (a) and (b), the “Forfeiture Date”), 8,539,710 EQGP Common Units (the “Clawback Units”) shall be forfeited as of 11:59 p.m. EDT on December 31, 2018 (or if the Forfeiture Date occurs due to termination of the MLP Merger Agreement, then as of the date of such termination) and the Clawback Units shall be promptly delivered to EQGP, and if so requested by EQGP, then EQT or RMGH or any of their Subsidiaries, as the case may be, shall deliver a certificate representing the Clawback Units or any reasonably satisfactory evidence of EQGP’s ownership thereof in book-entry. Upon receipt of the Clawback Units from EQT (or its applicable Subsidiary), EQGP shall take such actions as are necessary and appropriate to cause the Clawback Units to be canceled.  EQT undertakes and agrees that at all times during the period that commences on the Closing Date and ends on the earlier of the consummation of the MLP Merger and the Forfeiture Date EQT shall, and shall cause its Subsidiaries to, retain ownership of a number of EQGP Common Units equal to not less than the number of Clawback Units or (ii) the MLP Merger Agreement is terminated prior to the Closing and the Closing subsequently occurs, the number of Transaction Common Units issued as Consideration at the Closing shall, notwithstanding anything in Section 2.2 to the contrary, be 27,754,056 (rather than 36,293,766), none of which shall be subject to the provisions of this Section 6.2 or Section 6.3.

6.3                               Conditional Forfeiture of Distributions.  The Parties agree that if the Closing occurs and the MLP Merger has not already been consummated and is not subsequently consummated on or prior to December 31, 2018, any distributions made by EQGP on the Clawback Units beginning with distributions made in respect of the quarter in which the Closing occurs and ending with distributions made or declared but not paid on or prior to the Forfeiture Date shall be forfeited, and EQT or RMGH or any of their Subsidiaries, as the case may be, shall deliver such accumulated distributions to EQGP promptly after the Forfeiture Date by payment in cash or immediately available funds.

ARTICLE VII

Conditions to Closing; Termination

7.1                               Condition to Each Party’s Obligation to Close.  The obligations of RMGH and EQGP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the condition that no preliminary or permanent order or other legal restraint preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.2                               Conditions to RMGH’s Obligation to Close.  The obligation of RMGH to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of EQT and EQGP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.

(b)                                 Performance of Obligations.  EQGP shall have performed in all material respects all obligations required to be performed by EQGP under this Agreement at or prior to the Closing Date.

(c)                                  MLP Merger.  All conditions precedent to the MLP Merger shall have been fulfilled or waived in accordance with the MLP Merger Agreement, and the parties to the MLP Merger Agreement shall be ready, willing and able to consummate the MLP Merger promptly following the Closing.

(d)                                 Drop-Down Transactions.  All conditions precedent to the Drop-Down Transactions shall have been fulfilled or waived in accordance with the Drop-Down Agreement, and closing of the Drop-Down Transactions shall have been consummated or the parties to the Drop-Down Agreement shall be ready, willing and able to consummate the Drop-Down Transactions promptly following the Closing.

7.3                               Conditions to EQGP’s Obligation to Close.  The obligation of EQGP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of RMGH set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.

(b)                                 Performance of Obligations.  RMGH and EQT shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                                  No RMP Material Adverse Effect.  Since the date of this Agreement, no RMP Material Adverse Effect shall have occurred and be continuing.

7.4                               Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 By mutual written consent of EQGP, EQT and RMGH;

(b)                                 By EQT and/or RMGH, by notice to EQGP, if either the MLP Merger Agreement or the Drop-Down Agreement shall have been terminated in accordance with its terms.

7.5                               Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 7.4, this Agreement shall be terminated and become void and have no effect, and except as provided in Section 7.5(b) and Section 7.5(c), there shall be no liability hereunder on the part of any Party.

(b)                                 Nothing in this Section 7.5 shall relieve or release any Party to this Agreement of any liability or damages arising out of such Party’s willful and material breach of any provision of this Agreement.

(c)                                  In the event of the termination of this Agreement pursuant to Section 7.4(b), EQT or RMGH shall, no later than three Business Days after receipt of an invoice (with supporting documentation) therefor from EQGP, reimburse EQGP for all of the reasonable and documented out-of-pocket expenses (including fees and expenses of counsel and Baird) incurred by EQGP in connection with this Agreement and the transactions contemplated hereby.

(d)                                 This Section 7.5 and Article VIII shall survive any termination of this Agreement.

ARTICLE VIII

Miscellaneous and General

8.1                               Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.2                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the state of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the state of Delaware.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

8.3                               Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and the respective successors and assigns.  This Agreement shall not be assignable by any Party, by operation of Law or otherwise, except with the prior written consent of the other Parties.  Any purported assignment in violation of this Agreement shall be null and void.

8.4                               Amendments.  All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties; provided, however, that EQGP may not, without the prior approval of the EQGP Conflicts Committee, agree to any amendment or modification of this Agreement.

8.5                               Benefit of Agreement.  This Agreement is made solely for the benefit of the Parties, and no other Person shall have any right, claim or cause of action under or by virtue of this Agreement.

8.6                               Expenses.  Each Party to this Agreement will bear all of its respective fees, costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.7                               Severability.  In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

8.8                               Notices.  All notices, requests and other communications to any Party shall be in writing and shall be deemed given if delivered personally, by facsimile or email (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to EQGP, to:

EQT GP Holdings, LP
c/o EQT GP Services, LLC

625 Liberty Avenue, Suite 1700
Pittsburgh, PA  15222
Fax No.:                   (412) 553-7781
Attn:                                      Conflicts Committee Chair c/o Corporate Secretary

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Email:            moleary@andrewskurth.com

Fax No.:  (713) 220-4360
Attn:                    G. Michael O’Leary

If to RMGH and/or EQT, to:

EQT Corporation

625 Liberty Avenue, Suite 1700
Pittsburgh, PA  15222
Fax No.:                   (412) 553-5970
Attn:                                      General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Fax No.:                   (212) 403-2000

Email:                              SACohen@wlrk.com

VGoldfeld@wlrk.com
Attn:                                      Steven A. Cohen

Victor Goldfeld

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

8.9                               Non-Survival.  The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the earlier termination of this Agreement pursuant to Section 7.4, except that any covenant or agreement herein that contemplates performance after the Closing shall survive the Closing until it has been performed, and this Article VIII shall survive the Closing or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EQT GP HOLDINGS, LP

By: EQT GP Services, LLC, its general partner

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President and Chief Executive Officer

RICE MIDSTREAM GP HOLDINGS LP

By: Rice Midstream GP Management LLC, its general partner

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President

EQT CORPORATION

By:	/s/ Robert J. McNally .
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to IDR Purchase and Sale Agreement]